Exhibit 5.1

5 August 2016	Our Ref: XY/Y0307-H13503

Yintech Investment Holdings Limited

12th Floor, Block B, Zhenhua Enterprise Plaza

No. 3261 Dongfang Road

Pudong District

Shanghai, 200125

People’s Republic of China

Dear Sirs

Yintech Investment Holdings Limited

We have acted as Cayman Islands legal advisers to Yintech Investment Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form S-8, (the “Registration Statement”), to be filed with the Securities and Exchange Commission relating to the registration under the U.S. Securities Act of 1933, as amended, of 306,144,808 Ordinary Shares of a par value of US$0.00001 each in the share capital of the Company (the “Shares”), pursuant to the “Plans” as defined in Schedule 1.

For the purposes of giving this opinion, we have examined and relied upon the copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this Opinion nor upon matters of fact or the commercial terms of the transactions the subject of this Opinion.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.                                      The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.                                      The Shares to be issued and allotted pursuant to the Plans have been duly authorised. When allotted, issued and fully paid for in the manner contemplated in the Plans and in accordance with the resolutions adopted by the Directors and when appropriate entries have been made in the Register of Members of the Company, the Shares will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.                                      The Certificate of Incorporation dated 4 November 2015, the Amended and Restated Memorandum and Articles of Association as conditionally adopted by special resolution on 28 March 2016 and effective upon the commencement of the trading of the Company’s American Depositary Shares on the New York Stock Exchange and the Register of Directors of the Company, copies of which have been provided to us by the Company (together the “Company Records”).

2.                                      Copies of executed written resolutions of the Board of Directors of the Company dated 12 April 2016, 12 February 2016 and 10 December 2015, respectively, and a copy of executed written resolutions of the members of the Company dated 12 February 2016  (the “Resolutions”).

3.                                      A Certificate of Good Standing dated 1 August 2016 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

4.                                      Copies of the following documents (collectively the “Plans”):

(a)                                 Second Amended and Restated 2013 Pre-IPO Share Option Scheme;

(b)                                 Third Amended and Restated 2014 Pre-IPO Share Option Scheme; and

(c)                                  Third Amended and Restated Pre-IPO Restricted Share Unit Scheme.

5.                                      The Registration Statement.

SCHEDULE 2

ASSUMPTIONS

1.                                      The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed.  All copies are complete and conform to their originals.

2.                                      The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

3.                                      The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

4.                                      There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

5.                                      The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director, or by and on behalf of each member in respect of the member resoluions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.                                      The Resolutions remain in full force and effect and have not been revoked or varied.

SCHEDULE 3

QUALIFICATIONS

1.                                      Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar.  The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.